Exhibit 4.13
SECURITY AGREEMENT
          THIS SECURITY AGREEMENT dated as of November 17, 2006, among HCA Inc., a Delaware corporation (the “Parent Borrower”), each of the Subsidiary Borrowers listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Parent Borrower are referred to collectively as the “Grantors”), and Bank of America, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties.
W I T N E S S E T H:
          WHEREAS, the Borrowers (as defined below) are party to the Credit Agreement, dated as of November 17, 2006 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among the Parent Borrower, the Subsidiary Borrowers party thereto (the “Subsidiary Borrowers” and together with the Parent Borrower, the “Borrowers”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent and as Collateral Agent;
          WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers and the Restricted Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Parent Borrower and/or its Subsidiaries;
          WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
          WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties;
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Secured Cash Management Agreements and Secured Hedge Agreements with the Parent Borrower and/or its Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

          1. Defined Terms.
          (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          (b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Chattel Paper, Documents, Instruments, Inventory, Letter-of-Credit Right and Supporting Obligations.
          (c) The following terms shall have the following meanings:
          “Accounts” shall mean collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by the Parent Borrower or any of its Subsidiaries in the course of their respective healthcare provision operations, (b) without duplication, any “account” (as that term is defined in the UCC now or hereafter in effect), any accounts receivable, any “heath-care-insurance receivables” (as that term is defined in the UCC now or hereafter in effect), any “payment intangibles” (as that term is defined in the UCC now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, in each case arising in the course of their respective healthcare provision operations, (c) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Credit Documents in respect of the foregoing, (d) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality) and (e) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing.
          “Collateral” shall have the meaning provided in Section 2.
          “Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.
          “Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.
          “Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.
          “Control Agreement” shall mean an agreement that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Controlled Account.
          “Controlled Accounts” shall mean, collectively, with respect to each Grantor, (i) all “deposit accounts” and all “securities accounts” as such terms are defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes, “securities entitlements” (as such terms are defined in the UCC) and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition, in each case, which contain or will contain proceeds of any assets that constitute Collateral hereunder, other than (i) any deposit accounts and securities accounts that contain solely assets or amounts that are not pledged pursuant to this Agreement and (ii) Governmental Receivables Deposit Accounts.
          “Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.
          “Grantor” shall have the meaning assigned to such term in the recitals hereto.
          “Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration (including any cash and negotiable instruments) received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value (including any cash and negotiable instruments) received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include any and all other amounts from time to time paid or payable under or in respect of any of the Collateral.
          “Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Security Interest” shall have the meaning provided in Section 2.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
          (d) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (f) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
          (g) References to “Lenders” in this Security Agreement shall be deemed to include affiliates of any Lender that may from time to time enter into Secured Cash Management Agreements and Secured Hedge Agreements with the Parent Borrower and/or its Subsidiaries.
          2. Grant of Security Interest.
          (a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
     (i) all Accounts;
     (ii) all Chattel Paper evidencing any Accounts;
     (iii) all Instruments evidencing any Accounts;
     (iv) Supporting Obligations relating to Accounts;
     (v) all Collateral Accounts and all Controlled Accounts;
     (vi) all books and records pertaining to the Collateral; and
     (vii) the extent not otherwise included, all Proceeds and products of any and all of the foregoing;
provided, that none of the items included in clauses (i) through (vii) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral; provided further that notwithstanding anything to the contrary in this Security Agreement or any other Credit Document, (x) cash, cash equivalents and other amounts deposited in any Controlled Account will not constitute Collateral except to the extent such cash, cash equivalents or other amounts are Proceeds of Accounts that are otherwise Collateral and (y) the Collateral shall in no event include any Principal Properties.
          (b) Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Parent Borrower, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Security Agreement. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Agent.
          Each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).
          The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
          (c) Notwithstanding any other provision hereof, to the extent that any portion of the Collateral is construed to include one or more Principal Properties (it being understood that any such construction would be in direct violation of clause (y) of the proviso to Section 2(a) above), the principal amount of Obligations secured by all such Principal Properties shall be limited to the maximum aggregate principal amount of indebtedness that may be secured at any time without giving rise to any requirement under the 1993 Indenture to secure any obligation thereunder equally and ratably (or prior to) the Obligations (it being understood that the principal amount of Obligations secured by the Principal Properties of any Grantor shall in no event be reduced as a result of any security interest granted or obligation incurred after the Closing Date and during the pendency of any Insolvency Proceeding (as defined in the Intercreditor Agreement) with respect to such Grantor). If after the Closing Date any Retained Indebtedness becomes required to be secured by a Lien on Principal Properties as a result of (a) the Parent Borrower or any Subsidiary granting a Lien on any Principal Property, but only if such requirement would have arisen solely as a result of Liens on Principal Properties other than Liens granted pursuant to any Security Document, (b) the Parent Borrower or any Subsidiary entering into any Sale and Lease-Back Transaction (as defined in the 1993 Indenture, as in effect on the Closing Date), (c) any 1993 Restricted Subsidiary incurring Debt (as defined in the 1993 Indenture as in effect on the Closing Date) or issuing Preferred Stock (as defined in the 1993 Indenture as in effect on the Closing Date), or (ii) the 1993 Indenture ceases to be in effect as a result of a satisfaction and discharge or defeasance thereof in accordance with its terms, then, in each such case, the Obligations secured hereunder by Collateral consisting of one or more Principal Properties shall become equal to the maximum aggregate amount of Obligations outstanding.
          3. Representations and Warranties.
          Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:
          3.1 Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement or (ii) are permitted by the Credit Agreement.
          3.2 Perfected First Priority Liens.
          (a) This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.
          (b) Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this paragraph) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) with respect to all Collateral in which perfection can be obtained by filing of a financing statement, the completion of the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) with respect to Instruments and Chattel Paper, delivery of all Instruments and Chattel Paper, in each case evidencing the Accounts and properly endorsed for transfer to the Collateral Agent or in blank and (C) with respect to the Controlled Accounts, the execution of Control Agreements with respect to the Controlled Accounts in favor of the Collateral Agent, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Sections 10.2 (a), (d), (f), (h), (k) and (o) of the Credit Agreement, and pursuant to clause (iii) of the last paragraph of Section 10.2 of the Credit Agreement.
          (c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of tangible Chattel Paper or Instruments constituting Collateral with a fair market value in excess of $10,000,000 individually and (iii) execution of Control Agreements with respect to Controlled Accounts in favor of the Collateral Agent.
          (d) It is understood and agreed that any Security Interests in cash created hereunder shall not prevent the Grantors from using such cash in the ordinary course of their respective businesses.

          4. Covenants.
          Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding:
          4.1 Maintenance of Perfected Security Interest; Further Documentation.
          (a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).
          (b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.
          (c) Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b), all at the expense of such Grantor.
          (d) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.
          (e) Each Grantor shall comply with the provisions of Section 9.15 of the Credit Agreement as it relates to any of such Grantor’s Controlled Accounts.
          4.2 Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

          5. Remedial Provisions.
          5.1 Certain Matters Relating to Accounts.
          (a) At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Parent Borrower and any other relevant Grantor, the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as such Agent may require in connection with such test verifications. Such Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (b) Subject to the terms of the Credit Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Credit Agreement, if required in writing by the Collateral Agent at any time after the occurrence and during the continuance of a Cash Dominion Event, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
          (c) At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original invoices.
          (d) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.
          (e) Unless expressly prohibited by the licensor thereof or any provision of applicable law, each Grantor hereby grants to the Collateral Agent an non-exclusive license to use, without charge:

     (i) each Grantor’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials and licenses thereto, and
     (ii) each Grantor’s owned or licensed trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels fictitious names, registrations, copyrights, copyright applications, permits, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, in each case, solely to the extent necessary to administer the Accounts or any rights to the foregoing, in the advertising for sale, and selling any of the Collateral, or exercising any other remedies hereto. Each Grantor agrees that its rights under all licenses and franchise agreements shall inure to the Collateral Agent’s benefit. To the extent the grant of the aforesaid license described is prohibited by the licensor thereof, upon the occurrence of an Event of Default under Section 11.1 or 11.5 of the Credit Agreement, the applicable Grantor shall exercise commercially reasonable efforts to obtain the consent of such licensor to its grant to the Collateral Agent of such license solely to the extent necessary to administer the Accounts or any rights to the foregoing, in the advertising for sale, and selling any of the Collateral, or exercising any other remedies hereto. The Collateral Agent agrees not to use any such license without giving the applicable Grantor prior notice and unless an Event of Default has occurred and is continuing.
          (f) Each Grantor shall, at the reasonable request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, legend the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.
          5.2 Communications with Credit Parties; Grantors Remain Liable.
          (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          5.3 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). Subject to the terms of the Credit Agreement, all Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent (which may be the Collection Account). All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
          5.4 Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
          5.5 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any

Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 5.5 in accordance with the provisions of subsection 5.4.
          5.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.
          5.7 Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements and the Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative

Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Borrower or any Grantor or any other Person or any release of any Borrower or any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          6. The Collateral Agent.
          6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.
          (a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
     (i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;
     (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

     (iii) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
     (iv) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;
     (v) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
     (vi) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
     (vii) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
     (viii) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);
     (ix) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);
     (x) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do; and
     (xi) provide any “notice of sole control” (or equivalent notice) under any Control Agreement (it being understood that (x) the right to provide any “notice of sole control” granted hereby is in addition to such rights granted under the Credit Agreement and does not limit the exercise of such rights upon the occurrence of a Cash Dominion Event and (y) the Collateral Agent agrees not to execute or deliver any such “notice of control” except upon the occurrence of a Cash Dominion Event).

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing (except those rights granted under the Credit Agreement with respect to providing any “notice of sole control” upon the occurrence of a Cash Dominion Event).
          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.
          6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
          6.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
          6.4 Security Interest Absolute. All rights of the Collateral Agent hereunder, the security interest and all obligations of the Grantors hereunder shall be absolute and unconditional.
          6.5 Continuing Security Interest; Assignments Under the Credit Agreement; Release.
          (a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents (other than any contingent indemnity obligations not then due) and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been Cash Collateralized), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreements and Secured Hedge Agreement the Credit Parties may be free from any Obligations.
          (b) A Subsidiary Borrower shall automatically be released from its obligations hereunder if it ceases to be a Subsidiary Borrower in accordance with Section 14.1 of the Credit Agreement.
          (c) The Security Interest granted hereby in the Collateral shall also automatically be released in whole or in part as provided in Section 14.1 of the Credit Agreement.
          (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.
          6.6 Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.
          7. Collateral Agent As Agent.
          (a) Bank of America, N.A. has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a).
          (b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 13.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 13.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 13.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.
          (c) The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Cash Management Agreement or Secured Hedge Agreement the obligations under which constitute Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Secured Cash Management Agreement or Secured Hedge Agreement.
          8. Miscellaneous.
          8.1 Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the applicable Administrative Agent in accordance with Section 14.1 of the Credit Agreement.
          8.2 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Parent Borrower at the Parent Borrower’s address set forth in Section 14.2 of the Credit Agreement.
          8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          8.4 Enforcement Expenses; Indemnification.
          (a) Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.
          (b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.
          (c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security

Agreement to the extent a Borrower would be required to do so pursuant to Section 14.5 of the Credit Agreement.
          (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.
          8.5 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.
          8.6 Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Parent Borrower.
          8.7 Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          8.8 Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          8.9 Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
          8.10 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          8.11 Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which such Person shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.
          8.12 Acknowledgments. Each party hereto hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;
     (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.
          8.13 Additional Grantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

     8.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

HCA INC., as Grantor

By:	/s/ David G. Anderson

	Name:	David G. Anderson
	Title:	Senior Vice President — Finance and
Treasurer
[SIGNATURE PAGE TO ABL SECURITY AGREEMENT]

Each of the SUBSIDIARY GRANTORS listed on
Schedule A hereto

By:	/s/ David G. Anderson

	Name:	David G. Anderson
Title:
[SIGNATURE PAGE TO ABL SECURITY AGREEMENT]

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ William J. Wilson

	Name:	William J. Wilson
	Title:	Vice President
[SIGNATURE PAGE TO ABL SECURITY AGREEMENT]

Schedule A
Subsidiary Grantors
Entity Name
BAY HOSPITAL, INC.
Brigham City Community Hospital, Inc.
Centerpoint Medical Center of Independence, LLC
CENTRAL FLORIDA REGIONAL HOSPITAL, INC.
Central Tennessee Hospital Corporation
CHCA Bayshore, L.P.
CHCA Conroe, L.P.
CHCA East Houston, L.P.
CHCA Mainland, L.P.
CHCA West Houston, L.P.
CHCA Woman’s Hospital, L.P.
Chippenham & Johnston-Willis Hospitals, Inc.
Columbia Medical Center of Arlington Subsidiary, L.P.
Columbia Medical Center of Denton Subsidiary, L.P.
COLUMBIA MEDICAL CENTER OF LAS COLINAS, INC.
Columbia Medical Center of Lewisville Subsidiary, L.P.
Columbia Medical Center of McKinney Subsidiary, L.P.
Columbia Medical Center of Plano Subsidiary, L.P.
COLUMBIA NORTH HILLS SUBSIDIARY, L.P.
Columbia Ogden Medical Center, Inc.
COLUMBIA PARKERSBURG HEALTHCARE SYSTEM, LLC
Columbia Plaza Medical Center of Fort Worth Subsidiary, L.P.
Columbia Polk General Hospital, Inc.
Columbia Rio Grande Healthcare, L.P.
Columbia Valley Healthcare System, L.P.
Columbia/Alleghany Regional Hospital Incorporated
Columbia/HCA John Randolph, Inc.
Dauterive Hospital Corporation
Eastern Idaho Health Services, Inc.
Edmond Regional Medical Center, LLC
Edward White Hospital, Inc.
Fairview Park GP, LLC
Frankfort Hospital, Inc.
Galen Property, LLC
Good Samaritan Hospital, L.P.
GPCH-GP, Inc.
Grand Strand Regional Medical Center, LLC
Greenview Hospital, Inc.
Hamilton Medical Center, Inc.
HCA HEALTH SERVICES OF FLORIDA, INC.

HCA Health Services of Tennessee, Inc.
HCA Health Services of Virginia, Inc.
Hendersonville Hospital Corporation
HOSPITAL CORPORATION OF UTAH
HTI Memorial Hospital Corporation
JFK Medical Center Limited Partnership
KPH-CONSOLIDATION, INC.
Lakeview Medical Center, LLC
LARGO MEDICAL CENTER, INC.
LAWNWOOD MEDICAL CENTER, INC.
Lewis-Gale Medical Center, LLC
LOS ROBLES REGIONAL MEDICAL CENTER
MARION COMMUNITY HOSPITAL, INC.
Medical Centers of Oklahoma, LLC
Memorial Healthcare Group, Inc.
Midwest Division — ACH, LLC
Midwest Division — LRHC, LLC
Midwest Division — LSH, LLC
Midwest Division — MCI, LLC
Midwest Division — MMC, LLC
Midwest Division — RBH, LLC
Midwest Division — RMC, LLC
Montgomery Regional Hospital, Inc.
Mountain View Hospital, Inc.
NEW PORT RICHEY HOSPITAL, INC.
NORTH FLORIDA REGIONAL MEDICAL CENTER, INC.
Northern Utah Healthcare Corporation
Northern Virginia Community Hospital, LLC
Northlake Medical Center, LLC
OKALOOSA HOSPITAL, INC.
OKEECHOBEE HOSPITAL, INC.
Outpatient Cardiovascular Center of Central Florida, LLC
Palms West Hospital Limited Partnership
Palmyra Park Hospital, Inc.
Plantation General Hospital, L.P.
Pulaski Community Hospital, Inc.
Redmond Park Hospital, LLC
Reston Hospital Center, LLC
Retreat Hospital, Inc.
Riverside Healthcare System, L.P.
San Jose Healthcare System, LP
SARASOTA DOCTORS HOSPITAL, INC.
Southern Hills Medical Center, LLC
Spotsylvania Medical Center, Inc.
SPRING BRANCH MEDICAL CENTER, INC.

Sun City Hospital, Inc.
SUNRISE MOUNTAINVIEW HOSPITAL, INC.
TALLAHASSEE MEDICAL CENTER, INC.
TCMC Madison-Portland, Inc.
Terre Haute Regional Hospital, L.P.
Timpanogos Regional Medical Services, Inc.
Trident Medical Center, LLC
Walterboro Community Hospital, Inc.
Wesley Medical Center, LLC
West Florida Regional Medical Center, Inc.
West Valley Medical Center, Inc.
Capital Division, Inc.
Central Shared Services, LLC
Columbia ASC Management, L.P.
Columbia LaGrange Hospital, Inc.
Dallas/Ft. Worth Physician, LLC
El Paso Surgicenter, Inc.
GREEN OAKS HOSPITAL SUBSIDIARY, L.P.
HCA Health Services of Oklahoma, Inc.
HCA Management Services, L.P.
HEALTH MIDWEST OFFICE FACILITIES CORPORATION
HEALTH MIDWEST VENTURES GROUP, INC.
Hospital Corporation of Tennessee
Hospital Development Properties, Inc.
HSS Systems, LLC
HSS Virginia, L.P.
Integrated Regional Laboratories, LLP
LAS VEGAS SURGICARE, INC.
Lewis-Gale Physicians, LLC
MARIETTA SURGICAL CENTER, INC.
Medical Office Buildings of Kansas, LLC
Midwest Division — OPRMC, LLC
Midwest Division — RPC, LLC
Nashville Shared Services General Partnership
National Patient Account Services, Inc.
NORTH FLORIDA IMMEDIATE CARE CENTER, INC.
Redmond Physician Practice VIII, LLC
Riverside Hospital, Inc.
San Jose Hospital, L.P.
Spring Hill Hospital, Inc.
St. Mark’s Lone Peak Hospital, Inc.
Surgicare of Brandon, Inc.
Surgicare of Florida, Inc.
Surgicare of Houston Women’s, Inc.
Surgicare of Manatee, Inc.

Surgicare of Newport Richey, Inc.
Surgicare of Palms West, LLC
Terre Haute MOB, L.P.
Virginia Psychiatric Company, Inc.
Women’s and Children’s Hospital, Inc.
HCA HEALTH SERVICES OF LOUISIANA, INC.
Brookwood Medical Center of Gulfport, Inc.
CMS GP, LLC
COLUMBIA JACKSONVILLE HEALTHCARE SYSTEM, INC.
Columbia Riverside, Inc.
Conroe Hospital Corporation
Dublin Community Hospital, LLC
EP Health, LLC
Fairview Park, Limited Partnership
General Healthserv, LLC
HCA Central Group, Inc.
HD&S CORP. SUCCESSOR, INC.
HSS Holdco, LLC
HSS Systems VA, LLC
Integrated Regional Lab, LLC
Lewis-Gale Hospital, Incorporated
Management Services Holdings, Inc.
MCA Investment Company
NOTAMI HOSPITALS OF LOUISIANA, INC.
Notami Hospitals, LLC
RIO GRANDE REGIONAL HOSPITAL, INC.
Samaritan, LLC
San Jose Medical Center, LLC
San Jose, LLC
SJMC, LLC
Sunbelt Regional Medical Center, Inc.
Terre Haute Hospital GP, Inc.
Terre Haute Hospital Holdings, Inc.
Utah Medco, LLC
VH Holdco, Inc.
VH Holdings, Inc.
WHMC, INC.
Midwest Holdings, Inc.
Redmond Physician Practice Company
WOMAN’S HOSPITAL OF TEXAS, INCORPORATED
Healthtrust MOB, LLC
Hospital Corporation of North Carolina
New Rose Holding Company, Inc.
Encino Hospital Corporation, Inc.
Midwest Division — PFC, LLC

Columbine Psychiatric Center, Inc.
Lakeland Medical Center, LLC
Goppert-Trinity Family Care, LLC
Surgicare of Riverside, LLC
W & C Hospital, Inc.
Columbus Cardiology, Inc.
Colorado Health Systems, Inc.
Western Plains Capital, Inc.
AR Holding 1, LLC
AR Holding 2, LLC
AR Holding 3, LLC
AR Holding 4, LLC
AR Holding 5, LLC
AR Holding 6, LLC
AR Holding 7, LLC
AR Holding 8, LLC
AR Holding 9, LLC
AR Holding 10, LLC
AR Holding 11, LLC
AR Holding 12, LLC
AR Holding 13, LLC
AR Holding 14, LLC
AR Holding 15, LLC
AR Holding 16, LLC
AR Holding 17, LLC
AR Holding 18, LLC
AR Holding 19, LLC
AR Holding 20, LLC
AR Holding 21, LLC
AR Holding 22, LLC
AR Holding 23, LLC
AR Holding 24, LLC
AR Holding 25, LLC
AR Holding 26, LLC
AR Holding 27, LLC
AR Holding 28, LLC
AR Holding 29, LLC
AR Holding 30, LLC